                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 000-27678
                                               ---------

                           TRIDENT INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                1114 Federal Road
                            Brookfield, CT 06804-1140
                                 (203) 740-9333

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
            (Title of each class of securities covered by this Form)

                                 Not Applicable
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)      [X]           Rule 12h-3(b)(1)(ii)           [ ]
   Rule 12g-4(a)(1)(ii)     [ ]           Rule 12h-3(b)(2)(i)            [ ]
   Rule 12g-4(a)(2)(i)      [ ]           Rule 12h-3(b)(2)(ii)           [ ]
   Rule 12g-4(a)(2)(ii)     [ ]           Rule 15d-6                     [ ]
   Rule 12h-3(b)(1)(i)      [ ]

     Approximate number of holders of record as of the certification or notice date:

     Common Stock, par value $.01 per share: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Trident International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                               TRIDENT INTERNATIONAL, INC.
                                               A DELAWARE CORPORATION



DATE: February 17, 1999                        By: /s/ Elaine A. Pullen
                                               Name: Elaine A. Pullen
                                               Title: President and CEO